Exhibit 10.09

                   EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

                     Short-Term Incentive Compensation Plan
                             (Effective March 1997)

1. For each plan calendar year, the Compensation Committee (Committee) shall approve:

          Participants eligible for awards.

          Target awards for each participant.

          A net income threshold which must be met before the plan is funded.

          An estimate of the incentive fund required based on the aggregate estimated target awards for the participants for that year.

2. Each participant's target award shall be allocated to various corporate, unit and personal performance measures. Objectives and/or goals shall be established for each performance measure consistent with Equitable Resources' business plan.

3. Following the close of the plan year, each participant's targeted award will be adjusted to reflect corporate, unit and individual performance against their pre-established goals and objectives. Targeted awards can be enhanced by up to 50% based on performance. The targeted award becomes a recommended award after this performance evaluation process.

   The Chief Executive  Officer shall review the  recommended  awards to ensure
   that  each   participant's   performance  is  objectively  and   consistently
   evaluated.

4. Following the completion of the Company's consolidated financial statements for the calendar year, the incentive fund shall be determined based upon the Company's net income financial performance. This net income number will be multiplied by a pre-determined range of percentages to determine the amount of funding for the pool. These funding percentages range from 1.7% to 4.5% of net income. In no event will the incentive fund exceed 4.5% of net income.

   Should the Company's financial performance level be less than the net income threshold as determined by the Committee, there shall be no incentive fund for that plan calendar year and no incentive awards shall be authorized, unless the Committee at its sole discretion determines otherwise.

   Should the Company's financial performance be equal to or higher than the threshold for plan awards, net income will be multiplied by the appropriate net income funding percentage to fund the Plan.

   Should the sum of the recommended awards be less than or greater than the total recommended awards, each participant will receive a percentage of the incentive fund based on their overall percentage share of the recommended award total. In no case will an employee receive more than 100% of their salary in incentive compensation.

   The  Committee  shall   authorize  the  actual   incentive  award  for  each
   participant including any adjustments it may make thereto.

5. The actual incentive award shall be paid to each participant at such time and in such periodic amount as the Committee shall, from time to time, determine, provided however, that in no event shall the payments extend beyond three (3) months from the date the Committee authorizes the actual incentive awards.

6. The actual incentive award, once authorized, by the Committee, may be subsequently revoked should the participant's employment with the Company terminate; provided however, that upon normal retirement or death, all authorized actual incentive awards become due and payable and provided further, that revocation shall not be applicable where the participant's termination of employment is caused directly or indirectly by a change in control of the Company. (Change in control of the Company is defined as the acquisition of 10% or more of the Company's outstanding voting shares and/or a change in the majority of the Board of Directors as a result of a cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of these transactions without the prior consent of the Board of Directors.)

7. The Company's Short-Term Incentive Compensation Plan may be canceled at the discretion of the Board of Directors, but such cancellation shall not affect actual incentive awards previously authorized.